Exhibit 3.24

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BEHAVIORAL CENTERS OF AMERICA, LLC

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Behavioral Centers of America, LLC, a Delaware limited liability company (the “Company”), is entered into by Commodore Acquisition Sub, LLC, a Delaware limited liability company (“Commodore”) Linden BCA Blocker Corp., a Delaware corporation, HEP BCA Holdings Corp., a Delaware corporation, and SBOF-BCA Holdings Corporation, a Delaware Corporation (each a “Blocker,” together the “Blockers” and together with Commodore, the “Members”), effective as of December 31, 2012.

WHEREAS, the Company, the Blockers, Commodore, and additional entities are parties to that certain Acquisition Agreement, dated November 21, 2012 and effective December 31, 2012, pursuant to which, among other things, Commodore will acquire a majority interest in the Company and wholly own each of the Blockers, subject to the terms and conditions thereof; and

WHEREAS, the parties desire to amend and restate the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated December 31, 2012, in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Organization. On May 2, 2005, the Company was formed as a Delaware limited liability company by the filing of a certificate of formation in the office of the Secretary of State of Delaware (the “Certificate”) and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”).

Section 2. Registered Office; Registered Agent. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Certificate, or such other person as the Members may designate from time to time in the manner provided by law. The principal office of the Company will be at such location as the Members may designate from time to time, which need not be in the State of Delaware.

Section 3. Powers. The Company will have all powers permitted to be exercised by a limited liability company organized in the State of Delaware.

Section 4. Term. The Company commenced on the date the Certificate was filed with the Secretary of State of Delaware and will continue in existence until terminated pursuant to this Agreement.

Section 5. Fiscal Year. The fiscal year of the Company for financial statement and federal income tax purposes will end on December 31 unless otherwise determined by the Members.

Section 6. Members. The Members own the limited liability company interests in the Company in proportion to their respective capital contributions and as the Members shall agree from time to time to reflect the passage of time since the making of such capital contributions.

Section 7. Address. The address of the Members is:

Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, TN 37067

Section 8. New Members. No person may be admitted as a member of the Company without the approval of the Members.

Section 9. Liability to Third Parties. The Members will not have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise.

Section 10. Capital Contributions. No Member will be required to make any additional capital contributions to the Company except as may otherwise be agreed to by such Member.

Section 11. Participation in Profits and Losses. All profits and losses of the Company will be allocated to the Members in accordance with their respective membership interests.

Section 12. Distributions. Distributions will be made by the Company to the Members at such times as may be determined by the Members in accordance with their respective membership interests.

Section 13. Management. The power and authority to manage, direct and control the Company will be vested in a Board of Managers, members of which shall be elected by the Members. The initial Managers are set forth on Exhibit A hereto. The Board of Managers shall act through the majority vote of the Managers, and unless otherwise expressly authorized, as set forth herein, no Manager shall be authorized to act without the consent of a majority of the Board of Managers.

Section 14. Officers. The Board of Managers may, from time to time, designate one or more individuals to be officers of the Company. Officers so designated will have such authority and perform such duties as the Board of Managers may from time to time delegate to them. Subject to the foregoing, each officer so designated shall perform the duties and have the authority customarily performed and held by an officer in such position. Any officer may resign as such at any time by providing written notice to the Company. Any officer may be removed as such, either with or without cause, by the Board of Managers, in its sole discretion. The officers of the Company, if and when designated by the Board of Managers, will have the authority, acting individually, to bind the Company.

Section 15. Indemnification. The Company shall indemnify any individual who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board of Managers or officer of the Company (an “Indemnitee”) against expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with such action, suit or proceeding, to the extent permitted by applicable law. The right to indemnification conferred in this Section 15 includes the right of such individual to be paid by the Company the expenses incurred in defending any such action in advance of its final disposition (an “Advancement of Expenses”); provided, however, that the Company will only make an Advancement of Expenses upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined that such Indemnitee is not entitled to be indemnified under this Section 15 or otherwise.

Section 16. Tax Matters. The Members intend that the Company be treated as a partnership for federal income tax purposes. All of the Company’s taxable income and taxable losses shall be allocated to the Members in accordance with their respective membership interests.

Section 17. Dissolution. The Company will dissolve and its affairs will be wound up as may be determined by the Members, or upon the earlier occurrence of any other event causing dissolution of the Company under the Act. In such event, the Members will proceed diligently to wind up the affairs of the Company and make final distributions, and will cause the existence of the Company to be terminated.

Section 18. Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument that is executed by the Members.

Section 19. Binding Effect. This Agreement will be binding on and inure to the benefit of the Members and its successors and assigns.

Section 20. Governing Law. This Agreement is governed by and will be construed in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

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IN WITNESS THEREOF, the Members hereto have executed this Agreement effective as of the date set forth above.

MEMBERS:

COMMODORE ACQUISITION SUB, LLC

By:
Name:	Christopher L. Howard
Title:	Vice President and Secretary

LINDEN BCA BLOCKER CORP.

By:
Name:	Christopher L. Howard
Title:	Vice President and Secretary

HEP BCA HOLDINGS CORP.

By:
Name:	Christopher L. Howard
Title:	Vice President and Secretary

SBOF-BCA HOLDINGS CORPORATION

By:
Name: Title:	Christopher L. Howard Vice President and Secretary

[Signature Page to A&R LLC Agreement for BCA, LLC]

Exhibit A

Initial Managers

Joey A. Jacobs

Christopher L. Howard